Exhibit 99.1
                                                           FOR IMMEDIATE RELEASE


Contact:          Mary Ann Dunnell
                  Robinson Lerer & Montgomery
                  212-484-7797


                  GENTA APPOINTS THREE ADDITIONAL NEW DIRECTORS


SAN DIEGO, CA, September 24, 1997 -- Genta Incorporated (Nasdaq: GNTA) today announced that its Board of Directors elected three new directors on September 23, 1997:

     o Lawrence J. Kessel, M.D., FACP, a physician in private practice in Philadelphia who is a diplomate in both internal medicine and geriatric medicine, as well as a Fellow of the American College of Physicians and a Certified Medical Director of Long-Term Nursing Facilities. Dr. Kessel is affiliated with Chestnut Hill Hospital, Roxborough Memorial Hospital and Chestnut Hill Rehabilitation Hospital and serves as a clinical instructor at Jefferson Medical College. He is a director of PolaRx, a privately held biotechnology company.

     o Peter Salomon, M.D., a physician in private practice in internal medicine in Boca Raton, Florida, who is both a diplomate in gastroenterology and a Fellow of the American College of Gastroenterology. Dr. Salomon is affiliated with Boca Raton Community Hospital and Delray Hospital. He has done advanced research and published extensively in the field of gastroimmunology. Dr. Salomon is also a director of PolaRx.

     o Harlan J. Wakoff, Vice President of the Media and Entertainment Investment Banking Group at Furman Selz LLC. Mr. Wakoff was previously affiliated with the investment banking groups at NatWest Markets and at Kidder Peabody & Co.

"These appointments bring total membership of the Genta Board of Directors to ten," stated Genta Chairman Donald G. Drapkin. "Together with our other recent Board appointments and, as previously announced, the election of Ken Kasses as Genta President and Chief Executive Officer - Genta now has enhanced strength in business, medical and scientific expertise that will help us make the most of this Company's exceptional potential."


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The  statements  contained  in this press  release that are not  historical  are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the
Private  Securities   Litigation  Reform  Act  of  1995.  These  forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. The Company does not undertake to update any forward-looking statements.

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.


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